                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     MONTEREY PASTA COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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

                                     [LOGO]

Dear Stockholder:


    This year's annual meeting of stockholders will be held on Thursday, September 18, 1997 at 10:00 a.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California.


    The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follows this letter.


    After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.


    A copy of the Company's Annual Report to Stockholders has previously been mailed to you. At the annual meeting we will review Monterey Pasta's activities over the past year and our plans for the future.


    The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,


                                          /s/ R. LANCE HEWITT



                                          R. LANCE HEWITT
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                             MONTEREY PASTA COMPANY
                              1528 MOFFETT STREET
                           SALINAS, CALIFORNIA 93905
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 18, 1997

TO THE STOCKHOLDERS:

    Please take notice that the annual meeting of the stockholders of Monterey Pasta Company, a California corporation (the "Company"), will be held on Thursday, September 18, 1997, at 10:00 a.m., local time, at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California, for the following purposes:

    1. To elect nine (9) directors to hold office for one-year terms and until their respective successors are elected and qualified.

    2. To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants for the fiscal year ending December 28, 1997.

    3.  To transact such other business as may properly come before the meeting.


    Stockholders of record at the close of business on August 25, 1997, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of Monterey Pasta Company.


                                          By order of the Board of Directors


                                          /s/ GEORGE W. HAMMOND


                                          GEORGE W. HAMMOND
                                          Secretary and Plant Controller


Salinas, California
August 27, 1997


STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                             MONTEREY PASTA COMPANY
                              1528 MOFFETT STREET
                           SALINAS, CALIFORNIA 93905


    The accompanying proxy is solicited by the Board of Directors of Monterey Pasta Company, a Delaware corporation ("Monterey Pasta" or the "Company"), for use at its annual meeting of stockholders to be held on September 18, 1997, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is August 27, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                       SOLICITATION AND VOTING OF PROXIES

    This solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.


    On August 25, 1997, the Company had outstanding 10,876,133 shares of its Common Stock, $.001 par value, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.



    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.


                    INFORMATION ABOUT MONTEREY PASTA COMPANY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of July 31, 1997 (except as noted in the footnotes to the table), with respect to the beneficial ownership of the Company's Common Stock by (i) each director and director-nominee of the Company, (ii) each person who served as the Chief Executive Officer during the year ended December 29, 1996, and one former executive officer whose salary and bonus for the year ended December 29, 1996 exceeded $100,000 but who was not an executive officer at December 29, 1996,
(iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own more than 5% of the Company's Common Stock. No other executive officer received total salary and bonus exceeding $100,000 for the fiscal year ended December 29, 1996.


                                                                          AMOUNT AND NATURE OF
                                                                          BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                          (2)             PERCENT CLASS (2)
-----------------------------------------------------------------------  ----------------------  -------------------
GFL Performance Fund Limited (3) ......................................          1,714,286                 11.9%
  C/O Genesee Advisers
  12007 Sunrise Valley Drive, Suite 460
  Reston, VA 22091

Gruber and McBaine Capital Management (4) .............................            730,600                  5.1%
  50 Osgood Place
  San Francisco, CA 94133

Norman E. Dean (5).....................................................            --                    --

Kenneth A. Steel, Jr. (6)..............................................            585,180                  4.1%

Anthony W. Giannini (7)................................................             60,000                *

Robert F. Steel (8)....................................................            200,000                  1.4%

Daniel J. Gallery (9)..................................................             73,000                *

Timothy J. Ryan (10)...................................................             59,000                *

Van Tunstall...........................................................             25,000                *

Floyd R. Hill (11).....................................................            215,000                  1.5%

James Wong.............................................................            --                    --

Charles B. Bonner (12).................................................             38,727                *

All Officers and Directors as a group (11 persons) (13)................          1,261,907                  8.7%


------------------------

 *  Represents less than 1%.

 (1) Unless otherwise noted, the address of each named person is: Care of Monterey Pasta Company, 1528 Moffett Street, Salinas, CA 93905.

 (2) Includes shares of Monterey Pasta Company Common Stock underlying the options and convertible securities outstanding held by the beneficial owners with respect to whom the calculation is made, but does not include shares of Common Stock that may not be acquired until more than 60 days after July 31, 1997.

 (3) Represents approximately 1,714,286 shares related to convertible preferred stock (based on five day average closing share price at August 14, 1997).

 (4) Jon D. Gruber and J. Patterson McBaine are the only directors of, and hold all executive offices of, Gruber & McBaine Capital Management ("GMCM"), an investment advisor. GMCM, together with Messrs. Gruber, McBaine and Thomas
    O. Lloyd-Butler, are the general partners of Lagunitas Partners, L.P., a California limited partnership ("Lagunitas"), which is an investment limited partnership. Messrs. Gruber and McBaine and GMCM are also the general partners of GMJ Investment, L.P., a California limited partnership ("GMJ"). As of August 21, 1997, GMCM has shared voting and investment power over 486,600 shares; Mr. Gruber has sole voting and investment power over 90,200 shares and shared voting and investment power over 563,600 shares; Mr. McBaine has sole voting and investment power over 76,800 shares and shared voting and investment power over 563,600 shares; Lagunitas has sole voting and investment power over 293,900 shares; and GMJ has sole voting and investment power over 10,000 shares.

 (5) Mr. Dean served as Chief Executive Officer until October 4, 1996, and was replaced by Mr. Kenneth Steel. See footnote 6 below.


 (6) Includes 100,000 shares subject to a right of repurchase held by the Company which lapses over time. Mr. Steel served as President and Chief Executive Officer of the Company until July 1997; he is no longer an employee of the Company.

 (7) Includes 60,000 exercisable options granted under the 1993 Stock Option Plan. Mr. Giannini is no longer an employee of the Company.

 (8) Includes 50,000 exercisable options granted under the 1993 Stock Option
    Plan.

 (9) Includes 60,000 exercisable options granted under the 1993 Stock Option
    Plan.

(10) Includes 59,000 exercisable options granted under the 1993 Stock Option
    Plan.

(11) Includes 15,000 exercisable options granted under the 1993 Stock Option
    Plan.

(12) Includes 15,000 exercisable options granted under the 1993 Stock Option
    Plan.

(13) Includes 100,000 shares subject to a right of repurchase held by the Company which lapses over time. Includes 259,000 exercisable options granted under the 1993 Stock Option Plan.

BOARD OF DIRECTORS

    The Company has a Board of Directors consisting of nine directors who will serve until the Annual Meetings of Stockholders to be held in 1998, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of one year to succeed those directors whose terms expire on the Annual Meeting date.

    Management's nominees for election at the Annual Meeting of Stockholders to the Board of Directors are R. Lance Hewitt, Kenneth A. Steel, Jr., Charles B. Bonner, Daniel J. Gallery, Floyd R. Hill, Timothy J. Ryan, Robert F. Steel, Van Tunstall and James Wong. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Management may designate.

    If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for the purposes of determining if a quorum is present.

    The table below sets forth for the current directors, including the nominees to be elected at this meeting, certain information with respect to age and background.

NAME                                      AGE                  POSITION                  SINCE
----------------------------------------  ---  ----------------------------------------  ------
R. Lance Hewitt.........................  57   Chief Executive Officer and President       1997

Kenneth A. Steel, Jr....................  39   Director                                    1996

Charles B. Bonner.......................  55   Director                                    1995

Daniel J. Gallery.......................  42   Director                                    1995

Floyd R. Hill...........................  53   Director                                    1995

Timothy J. Ryan.........................  55   Director                                    1995

Robert F. Steel.........................  42   Director                                    1997

Van Tunstall............................  50   Director                                    1997

James Wong..............................  50   Director                                    1997

    The principal occupations of each director of the Company, for the past five years, are as follows:

    R. LANCE HEWITT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Hewitt was elected President and Director of the Company in June, 1997. In August, 1997, Mr. Hewitt was appointed CEO. Until his appointment as President of Monterey Pasta Company, Mr. Hewitt was President/CEO of Carriage House Fruit Company of San Jose, California, since 1995. From 1988 to 1995 he was Vice President and General Manager of Ingro Mexican Foods, Inc., of Carson, California. Prior to 1988, Mr. Hewitt had been with Tootje International, Inc., Lawry's Foods, Inc., and McCormick & Company, Inc.

    CHARLES B. BONNER, DIRECTOR. Mr. Bonner served as a Director of the Company from 1993 through January 1995, at which time he resigned as a Director due to other business commitments. He was reappointed as a Director effective September 1995. Mr. Bonner is president of Pacific Resources, Inc., a merger and acquisition advisory firm, a position he has held since September 1989. From 1979 to 1989, Mr. Bonner was president of Bonner Packing Company, a privately-held Fresno, California based dried fruit producer. Mr. Bonner also serves as a director for the following privately-owned corporations: O.K. Produce Company, Spencer Fruit Company, Charles Tingey Associates, Organic Food Products, Daystar Venture Partners, and Multivision, Inc.

    DANIEL J. GALLERY, DIRECTOR. Mr. Gallery has been a Director of the Company since January 1995. In 1984, Mr. Gallery co-founded Denver-based Carts of Colorado, Inc., a designer and manufacturer of mobile and modular merchandising equipment. As executive vice president of sales and marketing, Mr. Gallery is responsible for worldwide sales and marketing for Carts of Colorado. Mr. Gallery is co-founder and treasurer of Cohabaco Cigar Company and currently a partner in Directions International Asia Limited Investments in Hong Kong. Mr. Gallery also serves on the board of directors of New Riders.

    FLOYD R. HILL, DIRECTOR. Mr. Hill co-founded the Company in 1989, served as its Secretary/Treasurer and Chief Executive Officer until 1993, and served as a Director of the Company from 1989 until 1994. Mr. Hill became a Director again in January 1995. Mr. Hill served as the Senior Vice President of Production from August 1993 until November 1995. From 1969 until 1991, Mr. Hill was employed by Eli Lilly & Co. in various marketing and product development positions. Mr. Hill is currently the president and chief executive officer of Organic Food Products.

    TIMOTHY J. RYAN, DIRECTOR. Mr. Ryan has been a Director of the Company since September 1995. Mr. Ryan, a consultant with his own firm, Tim Ryan & Associates, Inc., consulted with the Company during the first quarter of 1995 and was acting Chief Operating Officer of the Company from March 1995 until October 1995. From 1988 to 1995, Mr. Ryan was employed by Taco Bell, Inc., a division of PepsiCo, serving as senior vice president, Full Service Dining from 1993 to 1995 and senior vice president, Marketing and New Concepts from 1988 to 1993. Mr. Ryan served as president of Sizzler USA in 1996.

    KENNETH A. STEEL, JR., DIRECTOR. Mr. Steel was elected Director of the Company in October of 1996. Mr. Steel served as Chief Executive Officer of the Company from October 1996 until July 1997. He is a stockholder of and continues to serve as executive vice president with K.A. Steel Chemicals, Inc., a position he has held since 1979. He serves on the board of directors of Organic Food Products of Morgan Hill, California, M.D. Labs, Inc. of Tempe, Arizona, and Vitrix Corporation of Scottsdale, Arizona.

    ROBERT F. STEEL, DIRECTOR. Mr. Steel, brother of Kenneth A. Steel, Jr., was elected to the Board in March, 1997. He is president, CEO, and a stockholder of K.A. Steel Chemicals, Inc., a Chicago based chemical distribution and manufacturing company, and chairman and owner of Montana Metal Products, a precision sheet metal fabrication and machining company. Mr. Steel holds managing director positions with Platinum Venture Partners, Inc., a venture capital partnership of investors who own and operate their own businesses, D-Vision Systems, a video editing software company, and Forest Financial Corporation, an information technology lease finance company. Additionally, Mr. Steel serves as a director for Affiliated Chemical Group, Ltd., Whittman-Hart, Flatlander's Brewing Company, and Blue Rhino Corporation.

    VAN TUNSTALL, DIRECTOR. Mr. Tunstall was elected to the Board of Directors in February, 1997. He is currently consulting with a variety of companies. Mr. Tunstall was a senior executive with McCormick Company, Inc., a spice and seasoning manufacturer, from 1979 to 1995. He served as president and chairman of the Board of Gilroy Foods, Inc., a McCormick Company subsidiary from 1991 through 1995. Previously, Mr. Tunstall held various positions with McCormick & Company, Inc.

    JAMES WONG, DIRECTOR. Mr. Wong was elected to the Board of Directors in March, 1997. He functions as chairman and chief executive officer of Directions International, a U.S. based management consulting firm which he founded. Mr. Wong serves as a director on a variety of boards for both profit and not-for-profit, privately held organizations.


    The Company has an Audit Committee and a Compensation/Nominating Committee. The functions of the Audit Committee include: recommending to the Board, subject to stockholder approval, the retention of independent public accountants; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's independent public accountants; approving all assignments to be performed by the Company's independent public accountants; and instructing the Company's independent public accountants, as deemed appropriate, to undertake special assignments. The members of the Audit Committee during fiscal year 1996 were Charles B. Bonner, Floyd R. Hill and Timothy J. Ryan. The Audit Committee held two meetings during the fiscal year ended December 29, 1996.


    The Compensation/Nominating Committee's function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs and stock options grants, and executive recruitment matters. The members of the Compensation/Nominating Committee from January 1, 1996 until October 4, 1996 were Daniel J. Gallery, E. Michael Moone, and Christopher G. Gillam. Upon the resignation of Mssrs. Moon and Gillam, Lance H. Mortensen and Timothy J. Ryan served with Mr. Gallery for the remainder of the fiscal year. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

    MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended December 29, 1996, the Board of Directors of the Company held eight meetings. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director was serving held during that period. The Company's Board of Directors has no standing nominating committee.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company as of December 29, 1996, as well as two former executive officers of the Company, whose total salary and incentive compensation for the fiscal year ended December 29, 1996 exceeded $100,000, for services in all capacities to the Company, earned during the fiscal years ended December 29, 1996, December 29, 1995 and December 30, 1994:

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                    ANNUAL COMPENSATION                 SECURITIES
                                      ------------------------------------------------  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY $      BONUS $     OTHER $     OPTIONS (#)   COMPENSATION
------------------------------------  ---------  -----------   ---------  ------------  -----------   -------------
Kenneth A. Steel, Jr. ..............       1996  $  --   (1)   $  --      $    --       $  --   (1)    $   --
  Former Chief                             1995     --            --           --          --              --
  Executive Officer                        1994     --            --           --          --              --

Norman E. Dean .....................       1996  $167,599(2)   $  --      $   4,850(3)  $  --          $   --
  Former President and                     1995  $ 57,692(2)   $  --      $   1,200(3)  $610,000(4)        --
  Chief Executive Officer                  1994     --            --           --       $ 10,000(4)        --

Anthony W. Giannini ................       1996  $ 85,064      $  --      $   4,150(5)  $ 60,000(6)    $  31,125(7)
  Former Senior Vice                       1995  $107,520      $  36,950  $   6,600(5)  $ 55,000(6)    $   --
  President of Sales                       1994  $101,124      $  15,676  $    --          --          $   --


------------------------

Notes:

(1) Mr. Steel was appointed Chief Executive Officer of the Company on October 5, 1996 and served in this position until July 31, 1997. He received no salary compensation in the fiscal year 1996, but was granted rights to purchase restricted shares of Common Stock on March 20, 1997. On April 30, 1997, Mr. Steel purchased 550,000 shares of restricted Common Stock at $1.875 per share with a full recourse 7% note due December 31, 1997. The shares, subject to certain time-served and performance requirements, are repurchaseable by the Company at the issuance price (with cancellation of any related interest income) if they do not vest under the restrictions. Of the total, 300,000 shares have fully vested and are no longer subject to repurchase, and 100,000 have not yet vested. The remaining 150,000 were forfeited due to a performance condition expiring on June 30, 1997.

(2) Mr. Dean was Chief Executive Officer and President of the Company until October 4, 1996; he is no longer an employee of the Company.

(3) Mr. Dean received an auto allowance of $400 per month through April 1996 and $650 per month thereafter.

(4) As a Director, Mr. Dean received stock options totaling 10,000 on March 3, 1994 and 10,000 on January 6, 1995. Fifteen thousand of these shares are exercisable as of December 29, 1996; the balance expired unvested upon his resignation. Mr. Dean also received options, as an employee, on 600,000 shares on September 7, 1995, outside the 1993 Stock Option Plan, vesting on various performance targets, all of which expired unvested upon his resignation.

(5) Mr. Giannini received an auto allowance of $550 per month through May 1996 and $650 per month thereafter.

(6) Mr. Giannini received stock options on 55,000 shares of common stock which expired unvested upon his termination; however, he received an option for 60,000 shares of common stock on December 19, 1996 in connection with a separation agreement.

(7) Subsequent to his termination in July 1996, Mr. Giannini was a consultant to the Company until March 1997.

STOCK OPTIONS GRANTED IN FISCAL YEAR ENDED DECEMBER 29, 1996.

    The following table provides the specified information concerning grants of options to purchase the Company's Common Stock in the fiscal year ended December 29, 1996, to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                               ---------------------------------------------------------                POTENTIAL REALIZABLE
                                    NUMBER OF                                                             VALUE ON 12/29/96
                                   SECURITIES        % OF TOTAL OPTIONS                                 ---------------------
                               UNDERLYING OPTIONS   GRANTED TO EMPLOYEES     EXERCISE      EXPIRATION     ALTERNATIVE GRANT
NAME                              GRANTED(#)(2)        IN FISCAL 1996          PRICE          DATE          DATE VALUE(1)
-----------------------------  -------------------  ---------------------  -------------  ------------  ---------------------
K.A. Steel, Jr...............               0                     0                  0               0                0
N.E. Dean....................               0                     0                  0               0                0
A.W. Giannini................          60,000                  11.9%         $   1.875      12/18/2007        $  60,796

------------------------

(1) The alternative grant date values are based on the modified Black-Scholes option pricing model, assuming no dividend yield, expected volatility of approximately 54%, risk free rate of return of 6%, and expected time of exercise generally at half of the original contractual life. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts may not necessarily be realized.

(2) The 1993 Stock Option Plan provides that upon, among other things, the dissolution, liquidation, reorganization, merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, or transfer of control (as such term is defined under Section 7.1 of the Plan), all outstanding options under the 1993 Stock Option Plan shall become immediately exercisable as of the date 30 days prior to the date of transfer of control if such options would otherwise terminate upon consummation of the transaction or if the surviving or successor corporation as the case may be, does not assume the Company's obligations under the 1993 Stock Option Plan or substitute for such outstanding options.

OPTION EXERCISES AND YEAR-END VALUES FOR THE FISCAL YEAR ENDED DECEMBER 29,
  1996.

    The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 29, 1996, and unexercised options held as of December 29, 1996 by the persons named in the Summary Compensation Table.

                          AGGREGATED OPTION EXERCISES
                              IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                  SHARES                     AT DECEMBER 29, 1996        AT DECEMBER 29, 1996
                                ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                            EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
K.A. Steel, Jr................         0            0              0           0               0           0
N.E. Dean.....................         0            0         15,000           0               0           0
A.W. Giannini.................         0            0         60,000           0      $    3,750           0

COMPENSATION OF DIRECTORS

    At the Company's Annual Meeting of Shareholders held on JANUARY 6, 1995, the Company's shareholders approved an amendment to the Company's First Amended and Restated 1993 Stock Option Plan (the "1993 Stock Option Plan") to provide for the grant of nonstatutory stock options for 10,000 shares each to non-employee directors of the Company on October 19, 1994, the effective date of the 1993 Stock Option Plan, if such non-employee director was serving at such time or upon appointment or election as a director of the Company at an exercise price per share equal to the fair market value of a share of the Company's Common Stock on the date of grant.

    Each non-employee director will thereafter receive automatic grants of nonstatutory stock options to purchase 10,000 shares of the Company's Common Stock on each anniversary of his or her anniversary date (defined to mean (i) October 19, 1994 for an outside director who was granted an outside director option on such date or (ii) the date upon which any other outside director was first granted an outside director option under the 1993 Stock Option Plan). During the fiscal year ended December 29, 1996, the following Directors are entitled to stock options to purchase shares of the Company's Common Stock under the plan; Messrs. Gallery, Ryan, Bonner, and Hill.

    Options granted to a director who is also an employee of the Company (or to any other employee eligible under the 1993 Stock Option Plan) are subject to different terms under the 1993 Stock Option Plan than those of the non-employee director options. A director who becomes an employee of the Company is no longer eligible for non-employee directors options. Under the 1993 Stock Option Plan, the Board determines for each employee option, among other things, the number of shares of stock underlying the option, the timing and terms of and vesting of its sole discretion, but which shall not be less than the fair market value of a share of Common Stock on the date of grant. The option vests in two approximately equal annual installments commencing one year after the date of grant of the option, provided that the director has continuously served as director from the date of grant.

    Certain directors are also reimbursed for out-of-pocket travel expenses related to Board Meetings.

CERTAIN TRANSACTIONS WITH MANAGEMENT


    The Company leased office space from a partnership in which Mr. Lance Mortensen is a limited partner. Mr. Mortensen is a stockholder, former Director, former President and former Chairman of the Board of the Company. Rent expense under this lease in 1996 was $150,108. The Company vacated this space in February 1996, and paid $65,000 plus 5,323 shares of its common stock in settlement of the lease obligation.


    In April 1996, the Company's restaurant subsidiary Upscale Food Outlets, Inc. (UFO), was sold to Upscale Acquisitions, Inc. (Upscale), which is wholly-owned by Mr. Lance Mortensen. The purchase price for the shares of UFO sold to Upscale was $1,000 cash plus a note executed by Upscale for $2,500,000. In addition, under the agreement, the Company advanced $350,000 to UFO subsequent to the purchase. The purchase note is accounted for under the cost recovery method which defers recognition of income (or reduction of loss) until payments are received. The cash advances are not accounted for under the cost recovery method, but have been fully reserved as possibly uncollectible. During 1996, the Company sold $62,350 in food products to UFO. Of this amount, $18,738 is uncollected and is fully reserved at December 29, 1996.


    During 1996, the Company purchased certain office furniture and equipment under a prior agreement from the stockholder referred to above for $100,000. Certain of the furniture purchased was reduced to its estimated fair value at the end of 1996, resulting in a writedown of $55,000.



    Mr. Kenneth A. Steel, Jr., the Company's Chief Executive Officer, who is also a Director and stockholder, is a director and stockholder of Organic Food Products, Inc., from whom the Company contracted certain co-packing service and obtained raw materials. Mr. Floyd R. Hill, who is another director, stockholder and chief executive officer of Organic Food Products, Inc., is also a Co-founder, Director and stockholder of the Company. Payments to the related entity were $186,513 during 1996. These arrangements were discontinued in early 1997.


    During 1996, the Company made payments of $137,252 in connection with purchases of carts and kiosks from Carts of Colorado, Inc. A $222,000 loss was recorded in the third quarter of 1996, reducing the related assets (including prior purchases, upgrades and additions purchased from other vendors) to their estimated fair values. Mr. Daniel Gallery, co-founder, director and executive vice president of Carts of Colorado, Inc. is also a Director of the Company.

    On April 30, 1997, Mr. Steel purchased 550,000 shares of restricted Common Stock at $1.875 per share with a full recourse 7% note due December 31, 1997. The shares, subject to certain time-served and performance requirements, are repurchaseable by the Company at the issuance price (with cancellation of any related interest income) if they do not vest under the restrictions. Of the total, 300,000 shares have fully vested and are no longer subject to repurchase, and 100,000 have not yet vested. The remaining 150,000 were forfeited due to a performance condition expiring on June 30, 1997.

    The terms of these transactions were, when entered into, generally similar to those that could have been entered into with unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all reports they file under Section 16(a). To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 29, 1996, except that for Messrs. Chris Gillam, a former Director, Marshall Stevens, a former President, and Ken Steel, the current Chief Executive Officer, initial reports on Form 3 following their appointments were filed late. In addition, certain reports on Form 4 for John Abrams, a former Officer and Director, were filed late.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION
                           COMPENSATION COMMITTEE FOR
                          YEAR ENDED DECEMBER 29, 1996

    The Compensation Committee is comprised of three non-employee directors of the Company. The committee is responsible for setting and administering the policies governing compensation, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers, who contribute to the overall success of the Company by offering compensation which is competitive in the food processing industry for companies of the Company's size and to motivate executives to achieve the Company's business objectives and reward them for their achievements. The Company uses salary, incentive compensation and stock options to meet these goals. Meetings of the Committee are scheduled as necessary.


    The Company believes that employee equity ownership, through stock options, provides significant additional motivation to executive officers to maximize value for the Company's stockholders. Because the stock options will be granted at the prevailing market price, the stock options will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options will serve to align the interests of executive officers closely with other stockholders through the direct benefit executive officers receive through improved stock performance. The Committee reviews the 1993 Stock Option Plan and the grant of stock options with the foregoing philosophy. Levels of compensation, particularly bonuses and incentive compensation, are tied to both the overall performance of the Company as well as the effectiveness of each individual executive in adding to that performance.


    Kenneth A. Steel, Jr. was appointed Chief Executive Officer of the Company on October 5, 1996. Due to operating losses incurred by the Company prior to his appointment and the lack of available cash, the entire board agreed that Mr. Steel would receive no cash compensation in fiscal year 1996, but would be granted rights to purchase restricted shares of the Company's Common Stock at a later date. On March 20, 1997 the entire Board approved an agreement between Mr. Steel and the Company to purchase shares of restricted Common Stock.

    The Committee did not review or consider changes to the compensation paid to other executive officers of the Company due to the operating losses incurred by the Company in Fiscal 1996.

                                          THE COMPENSATION COMMITTEE

                                          Daniel J. Gallery

                                          Timothy J. Ryan

                                          Van Tunstall

                        COMPARISON OF STOCKHOLDER RETURN


    Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) ("Nasdaq") and peer issuers for the period commencing on December 7, 1993(1) and ending on December 29, 1996.(2)


COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 7, 1993 THROUGH DECEMBER 29,
                                     1996:
       MONTEREY PASTA COMPANY, NASDAQ INDUSTRIALS INDEX AND PEER ISSUERS
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            MONTEREY PASTA COMPANY   NASDAQ STOCK MARKET (U.S.)  PEER ISSUERS
12/7/93                     $100.00                     $100.00       $100.00
12/31/93                    $123.70                     $100.90       $105.50
12/30/94                     $75.00                      $98.60        $81.40
12/29/95                     $55.30                     $139.50       $106.10
12/31/96                     $17.10                     $171.50       $109.70

------------------------

(1) The Company's initial public offering commenced on December 7, 1993. For purposes of this presentation, the Company has assumed that its initial offering price of $6.00 would have been the closing sales price on December 6, 1993, the day prior to commencement of trading.

(2) Assumes that $100.00 was invested on December 7, 1993 in the Company's Common Stock at the Company's initial offering price of $6.00 and at the closing sales price for each index on December 6, 1993, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future Stockholder returns.

                             ELECTION OF DIRECTORS

    Nine (9) directors are to be elected to the Company's Board of Directors at the 1997 Annual Meeting of Stockholders. Management's nominees for election are
R. Lance Hewitt, Charles B. Bonner, Daniel J. Gallery, Floyd R. Hill, Timothy J. Ryan, Kenneth A. Steel, Jr., Robert F. Steel, Van Tunstall and James Wong. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998, and until their successors are duly elected and qualified. If any of the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

    If a quorum is present and voting, the nine (9) nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority (i.e., "broker non-votes") will be counted as present for purposes of determining if a quorum is present.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors of the Company has selected BDO Seidman, LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending December 28, 1997. A representative of BDO Seidman, LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.


    On October 25, 1996, the Company engaged BDO Seidman, LLP to serve as its independent public accountants, replacing Deloitte & Touche, LLP, who had previously served in that capacity and resigned on October 18, 1996. This change in accountants was approved by the Company's Board of Directors. During the past two (2) fiscal years and the interim period to October 25, 1996, the former accountants' reports on the financial statements of the Company neither contained any adverse opinion or disclaimer of opinion nor were qualified or modified as to uncertainty, audit scope or accounting principles. There were not any disagreements between the Company and the former accountants on any matters of accounting principles or practice, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of the former accountants, would have caused them to make reference to the subject matter of the disagreement in its report.


    The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 28, 1997.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING


    Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1528 Moffett Street, Salinas, California 93905, no later than April 26, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ GEORGE W. HAMMOND


                                          GEORGE W. HAMMOND
                                          Secretary and Plant Controller


August 27, 1997

                             MONTEREY PASTA COMPANY

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints R. Lance Hewitt and George W. Hammond, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Monterey Pasta Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, CA on Thursday, September 18, 1997 at 10:00 a.m., local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

    THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

A vote FOR the following proposals is recommended by the Board of Directors:

1.  Election of Directors

NOMINEES: Charles B. Bonner, Daniel J. Gallery, Floyd R. Hill, Timothy J. Ryan,
          Kenneth A. Steel, Jr., Robert F. Steel, Van Tunstall, James Wong and
          R. Lance Hewitt.

                    / /  FOR                    / /  WITHHELD

                  / /  For all nominees except as noted above

2. To approve the selection of BDO Seidman, LLP as the Company's independent public accountants for the current fiscal year.

             / / FOR             / / AGAINST             / / ABSTAIN
                                   MARK HERE
                                    FOR ADDRESS
                                    CHANGE AND                               / /
                                    NOTE BELOW

Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held on record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Signature(s)____________________________________________  Date _________________